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                                                                    Exhibit 10.2

                              DIRECTOR COMPENSATION

      Each director who is not an employee of Platinum Underwriters Holdings, Ltd. (the "Company") (other than Mr. Newman) receives an annual retainer of $35,000. In addition, the Chairman of the Audit Committee receives $20,000 per year, and each member of that committee receives $10,000 per year. The Chairman of each other committee of the Board of Directors receives $15,000 per year, and each member of those committees who is not an employee of the Company receives $7,500 per year. Each director who is not an employee of the Company (other than Mr. Newman) also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member.

      In addition, under the Company's 2002 Share Incentive Plan, each nonemployee director (other than Mr. Newman) receives annually, on the date of the Annual General Meeting of Shareholders of the Company, an option to purchase 5,000 Common Shares with an exercise price equal to the fair market value of the Common Shares on such date. This option has a five-year term and becomes exercisable on the first anniversary of the date of grant. Any Common Shares that become issuable under an option award shall be issued from the shares previously authorized under the 2002 Share Incentive Plan, and shall be subject to the terms and conditions of such plan.

      Mr. Newman entered into a letter agreement with St. Paul, dated March 1, 2002 and amended June 14, 2002, pursuant to which he agreed to serve as Chairman of the Board of Directors of the Company. This agreement was assigned to and assumed by the Company upon completion of the initial public offering of the Company's Common Shares and equity security units on November 1, 2002 (the "Initial Public Offering"). As Chairman, Mr. Newman is entitled to receive an annual fee of $60,000, and a fee of $5,000 for each meeting of the Board of Directors that he attends (not to exceed $20,000 per year). Pursuant to the agreement, Mr. Newman received an option to purchase 975,000 Common Shares at $22.50 per Common Share (the offering price of the Common Shares in the Initial Public Offering) effective upon completion of the Initial Public Offering. This option has a term of ten years and is exercisable in three equal annual installments beginning November 1, 2003.

      Pursuant to the Share Unit Plan for Nonemployee Directors (the "Share Unit Plan"), 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter are automatically converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter. In addition to the 50% mandatory conversion, each nonemployee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the start of the calendar year in which the fees are earned. No Common Shares are actually purchased, but the value of the share units is dependent upon the market value of the Common Shares. A nonemployee director will receive distributions under the Share Unit Plan in respect of his share units, each such share unit valued at the then closing price of one Common Share, following the expiration of five calendar years following the year in which his fees were originally converted into share units, or following termination of his service on the Board of Directors, if earlier. Each distribution under the Share Unit Plan will be made, at the discretion of the Board, either in cash or in Common Shares or some combination thereof. The Share Unit Plan provides that a total of 150,000 shares may be issued thereunder.

      Under the Share Incentive Plan, a non-qualified option to purchase 25,000 Common Shares at $22.50 per Common Share (the offering price of the Common Shares in the Initial Public Offering) was granted to each of the nonemployee directors (other than Mr. Newman) effective upon completion of the Initial Public Offering. Each option has a ten-year term and is exercisable in three equal annual installments beginning November 1, 2003, except in the case of Mr. Currie, whose option is exercisable beginning May 13, 2004, the first anniversary of his election as a director. If elected as a director at the

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2005 Annual General Meeting of Shareholders, Mr. Deutsch will receive an option to purchase 25,000 Common Shares with an exercise price equal to the closing price of the Common Shares on the business day immediately preceding the date of the Annual Meeting. This option will have a ten-year term and will be exercisable in three equal installments beginning on April 26, 2006.

      Under the Company's Corporate Governance Guidelines, each director is expected to retain all Common Shares received as compensation during such director's term of service on the Board of Directors and until at least six months thereafter.

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